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                                                                     EXHIBIT 11


                                                                 (614) 464-6400




                                November 26, 1997

Stearns & Lehman, Inc.
30 Paragon Parkway
Mansfield, Ohio 44903

Ladies and Gentlemen:

         We have acted as counsel to Stearns & Lehman, Inc. (the "Company") in connection with the registration under the Securities Act of 1993, as amended (the "Act"), on Form SB-1 (the "Registration Statement") of the sale by certain holders (the "Selling Shareholders") of up to 390,127 previously issued and now outstanding common shares, without par value, of the Company (the "Common Shares"). We are also familiar with the proceedings taken by the Company in connection with the issuance and sale by the Company of the Common Shares proposed to be sold by the Selling Shareholders.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

         In connection with the preparation of this opinion, we have examined and are familiar with each of the following:

         A. The Amended Articles of Incorporation and Amended Regulations of the Company, each as currently in effect, and the Company's minute book;

         B. The Registration Statement, including Post-Effective Amendment No. 1 thereto;

         C. The resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Shares; and

         D. Such other records, documents or instruments as in our judgment are necessary or appropriate to enable us to render the opinions herein.

         Based on the foregoing, we are of the opinion that the Company is a duly organized and legally existing corporation under the laws of the State of Ohio. We are also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that the 390,127 Common Shares to be sold by the Selling Shareholders are validly issued and outstanding, fully paid and non-assessable.

         We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio and the United States of America.



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         We hereby consent to the filing of this opinion as Exhibit 11 to
Post-Effective Amendment No. 1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                          Very truly yours,


                                          VORYS, SATER, SEYMOUR AND PEASE


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